JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of First Foundation Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: October 8, 2024

STRATEGIC VALUE INVESTORS, L.P.

By: Strategic Value Bank Partners, LLC Investment Advisor

By: /s/ Ben Mackovak Name: Ben Mackovak
Title: Managing Member STRATEGIC VALUE BANK PARTNERS, LLC
By: /s/ Ben Mackovak Name: Ben Mackovak
Title: Managing Member

/s/ Ben Mackovak Ben Mackovak

/s/ Marty Adams Marty Adams